Exhibit 10.10
FINANCIAL ADVISOR AGREEMENT
     THIS FINANCIAL ADVISOR AGREEMENT (this “Agreement”) entered into as of August 24, 2005, is made by and between Behrman Brothers Management Corp. (the “Advisor”), and Tandem Health Care, Inc., a Pennsylvania corporation (the “Company”).
RECITALS
     WHEREAS, the Company and the Advisor are parties to that certain Financial Advisor Fee Letter dated as of March 25, 1998 (the “Original Agreement”) pursuant to which the Advisor has advised the Company and its subsidiaries with respect to the financial matters set forth therein;
     WHEREAS, the Company and the Advisor desire to amend and restate the Original Agreement in its entirety;
     WHEREAS, the Company and the Advisor desire to continue their business relationship pursuant to the terms of this Agreement under which the Company desires to retain the Advisor to advise it regarding the types of transactions set forth below with respect to the Company and its current and future subsidiaries (collectively, the “Tandem Companies”).
AGREEMENT
     NOW, THEREFORE, in consideration of the premises, mutual agreements and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
     1. Original Agreement. This Agreement amends and restates in its entirety the Original Agreement. The Company and the Advisor hereby agree that the Original Agreement is hereby terminated and of no further legal force or effect.
     2. Appointment.

          (a) The Company hereby retains the Advisor, on a nonexclusive basis, to provide advice to the Tandem Companies regarding dispositions and change of control opportunities that may become available to one or more of them, including: (i) evaluating potential dispositions and change of control transactions; (ii) assisting in identifying potential dispositions and change of control transaction candidates; (iii) advising on proposed purchase prices and forms of consideration for dispositions and change of control transactions; (iv) assisting in structuring potential dispositions and change of control transactions; and (v) advising on such other matters as are mutually agreed upon by the Company and the Advisor.
          (b) The Advisor will devote such time and effort in providing the services contemplated hereby as it deems reasonably necessary or appropriate; provided, that (i) no minimum number of hours is required to be devoted by the Advisor on a weekly, monthly, annual or other basis and (ii) the Advisor reserves the right at any time not to provide services hereunder in connection with any particular Transaction (as defined below) (in which case no Transaction Fee (as defined below) will be payable by the Company in connection therewith). The Advisor may provide services hereunder in connection with multiple Transactions occurring concurrently or consecutively and, in such case, shall be entitled to receive a Transaction Fee with respect to each Transaction. The Company acknowledges that the Advisor’s services are not exclusive and that the Advisor will render similar services to other persons or entities. The Advisor and the Company understand that the Company may, at times, engage one or more investment bankers or financial advisors to provide services in addition to, but not in lieu of, services provided by the Advisor under this Agreement.
          (c) The parties hereto acknowledge that, in rendering advice and services hereunder, the Advisor will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture, or similar relationship and that no party has the right or ability to contract for or on behalf of the other party or to effect any transaction for the account of the other party.
     3. Compensation.
          (a) Fees for Transaction Services.
          (i) In connection with each Transaction (as defined below) which is consummated following the date hereof, the Company shall pay to the Advisor in cash, in the portions and to the accounts specified by the Advisor, an aggregate of 2% of the Transaction Price (as defined below) (each, a “Transaction Fee”).
          (ii) As used herein, “Transaction” shall mean the sale, merger, consolidation or any other business combination resulting in a change of control, in one or a series of transactions, involving the business, securities or assets, or any portion thereof, of any or all of the Tandem Companies, but not including any capitalized leases (collectively, a “Sale”). Any transaction the sole purpose of which is to change the domicile of a Tandem Company shall not be deemed to be a Sale.
          (iii) As used herein, “Transaction Price” shall mean with respect to a Sale, the aggregate consideration received by the Tandem Companies or the Company’s shareholders in the form of cash, securities or other non-cash property, including any contingent or post-closing payments and amounts paid into escrow, plus any funded debt and capitalized leases less cash and cash equivalents of the entities transferred in the Sale or otherwise assumed in the Sale, directly or indirectly.
          (b) Reimbursement of Expenses. The Company shall promptly reimburse the Advisor, upon request from time to time, for all of its reasonable out-of-pocket expenses (including fees and expenses of its accountants, lawyers, consultants and other advisors and travel expenses) of the Advisor and its affiliates incurred in connection with the Advisor’s, its affiliates’ and their accountants, lawyers, consultants and other advisors’ services hereunder. The Advisor shall provide the Company with documentation substantiating all such expenses.
     4. Term. This Agreement shall continue in effect until the earlier of (i) its termination by mutual written consent of the parties hereto; (ii) upon consummation of a Transaction the result of which neither the Advisor nor any of its affiliates owns any equity securities of the Company; and (iii) upon consummation of the Company’s Initial Public Offering. Upon any termination of this Agreement, the Advisor will be entitled to prompt payment of all fees accrued prior to such termination and reimbursement of all out-of-pocket expenses. For purposes of this Agreement, “Initial Public Offering” shall mean the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities.
     5. Termination Fee. Upon termination of this Agreement in connection with the Company’s Initial Public Offering, the Company shall promptly pay to the Advisor in cash, in the portions and to the accounts specified by the Advisor, an aggregate of 2% of the aggregate gross purchase price (including the underwriters’ discount) of the securities sold in the Initial Public Offering and, in the event the underwriters exercise any over-allotment option and notwithstanding any prior termination of this Agreement, the securities sold in the over-allotment by the Advisor and any of its affiliates.
     6. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight air courier, or first class certified or registered mail, postage prepaid, as follows:
     If to the Advisor, to:
c/o Behrman Capital
126 East 56th Street
New York, New York 10022
Attn: Mark Visser
Fax: 212-980-7024
     If to the Company, to:
Tandem Health Care, Inc.
800 Concourse Parkway South

Suite 200
Maitland, FL 32751
Attn: Larry Deering
Fax: 407-571-0595
     With a copy (not constituting notice) to:
Tandem Health Care, Inc.
301 Grant Street, 16th Floor
One Oxford Centre
Pittsburgh, PA 15219
Attn: Rosemary L. Corsetti, Esq.
Fax: (412) 281-4435
All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.
     7. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties relating to such subject matter.
     8. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, the Advisor, each Indemnified Party (as defined below) and their respective successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party.
     9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by written consent of the Company and the Advisor.
     10. Titles and Subtitles. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this agreement in construing or interpreting any provision hereof.
     11. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     12. Governing Law and Severability. This Agreement shall, in all respects, be construed in accordance with and governed by the internal laws of the State of New York. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
     13. Dispute Resolution; Waiver of Jury Trial. Any dispute, controversy or claim arising out of this Agreement shall be settled by mandatory binding arbitration in accordance with this Section 12. Any arbitration under this Section 12 shall be conducted by the National Arbitration Forum, under the Code of Procedure then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the State of New York. Subject to the control of the arbitrators, or as the parties may otherwise mutually agree, the parties shall have the right to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The arbitrators shall not have the authority to award punitive damages, but shall have authority to award equitable relief. THE PARTIES UNDERSTAND THAT THEY ARE KNOWINGLY AND WILLINGLY EXPRESSLY WAIVING A RIGHT TO JURY TRIAL CONCERNING ANY MATTERS RELATING TO THIS AGREEMENT.
     14. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, the prevailing party shall be entitled to its reasonable attorneys’ fees, including attorneys’ fees on appeal, costs, and disbursements in addition to any other relief to which it may be entitled.
     15. Indemnification; Contribution.
          (a) The Company agrees to indemnify and hold harmless the Advisor and its affiliates and each of their respective partners, executives, officers, directors, employees, agents and advisors (each such person and entity, including the Advisor, being an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, liabilities and expenses, joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by this Agreement or the Advisor’s retention pursuant to, and the Advisor’s or its affiliates’ performance of the services contemplated by, this Agreement or any action, claim, proceeding or investigation, whether or not in connection with pending litigation related thereto and will reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened action, claim, litigation, proceeding or investigation arising therefrom, whether or not such Indemnified Party is a party and whether or not such action, claim, litigation, proceeding or investigation is initiated or brought by the Company; provided, however, that the Company shall not be liable under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, judgment, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the Advisor’s willful misconduct or gross negligence in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company related to or arising out of the Advisor’s retention pursuant to or performance of the services contemplated by this Agreement, except to the extent that the Advisor’s conduct in connection with such retention or performance is found in a final, non-appealable judgment by a court of competent jurisdiction to have constituted willful misconduct or gross negligence.
          (b) If the indemnification provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages, judgments, liabilities or expenses (other than any losses, claims, damages, judgments, liabilities or expenses found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from an Indemnified Party’s willful misconduct or gross negligence), then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, judgments, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other relevant equitable considerations; provided, however, that in no event shall the Indemnified Parties’ aggregate contribution hereunder exceed the amount of fees actually received by the Advisor in respect of the transaction at issue pursuant to this Agreement. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim. The Company and the Advisor agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph. The indemnity, contribution and expense reimbursement obligations of the Company under this Section 14 shall be in addition to any liability the Company may have, and notwithstanding any other provision of this Agreement, shall survive the termination of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

BEHRMAN BROTHERS MANAGEMENT CORP.
By:	/s/ Grant G. Behrman
	Name:	Grant G. Behrman
	Title:	Managing Partner

TANDEM HEALTH CARE, INC.
By:	/s/ Lawrence R. Deering
	Name:	Lawrence R. Deering
	Title:	Chief Executive Officer